Filed Pursuant to Rule 424(b)(5)

Registration Statement No.: 333-275112

The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2023

PROSPECTUS SUPPLEMENT
(to Prospectus dated October 30, 2023)

                    Shares

Presto Automation Inc.

Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering in a registered direct offering to certain purchasers,          shares of our common stock, par value $0.0001 per share (“common stock”) at an offering price of        per share (the “public offering price”). Additionally, one investor and its related party are purchasing an aggregate of           shares at an average price of $         per share.

Our common stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “PRST.” On November 15, 2023, the last reported sale price of our common stock on Nasdaq was $0.92 per share.

We have retained Northland Securities, Inc., Chardan Capital Markets LLC and The Benchmark Company LLC to act as our exclusive placement agents (the “placement agents”) in connection with the shares of common stock offered by this prospectus supplement. The placement agents are not purchasing or selling any of the shares we are offering, and the placement agents are not required to arrange the purchase or sale of any specific number of shares or dollar amount.  We have agreed to pay to the placement agents the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus supplement.  See “Plan of Distribution” on page S-17 of this prospectus supplement for more information regarding these arrangements.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement, on page 4 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Placement agent fees(1)	$	$
Proceeds to us before expenses	$	$

(1)	We have agreed to reimburse the placement agents for certain of their offering-related expenses. See “Plan of Distribution” for a description of the compensation to be received by the placement agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about        , 2023, subject to satisfaction of customary closing conditions.

Northland Capital Markets	Chardan	The Benchmark Company

Prospectus Supplement dated            , 2023

Table of Contents

Prospectus Supplement

PROSPECTUS

S-i

Neither we nor the placement agents have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement. Neither we nor the placement agents take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any distribution of securities pursuant to this prospectus supplement or the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in our business, financial condition, results of operations and prospects since the date of this prospectus supplement or the accompanying prospectus.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of the prospectus supplement entitled “Incorporation of Certain Information by Reference” and in the sections of the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

For investors outside the United States: we and the placement agents have not done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

S-ii

Important Notice About Information in this
Prospectus Supplement and the Accompanying Prospectus

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of shares of our common stock. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about this offering of shares of our common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Incorporation of Certain Information by Reference” in this prospectus supplement.

S-iii

Special Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of our business and statements regarding our financial condition, results of operations, liquidity, plans and objectives. Forward-looking statements include all statements that are not historical facts and in some cases can be identified by terminology such as “believe,” “may,” “anticipate,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “project,” “potential,” “will,” or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes.

These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section titled “Risk Factors” included in our Annual Report on Form 10-K for the year ended June 30, 2023 filed with the SEC on October 11, 2023, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on October 12, 2023 (the “2023 Form 10-K”), and other risk factors detailed from time to time in filings with the SEC. Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to differ materially from any future results, performance or achievements that may be expressed or implied by the forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

S-iv

Prospectus Supplement Summary

This summary highlights information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should read this entire prospectus supplement carefully, including accompanying prospectus, the “Risk Factors” section in this prospectus supplement, the risks set forth under the heading “Risk Factors” in the 2023 Form 10-K, and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, prior to making an investment decision. References in this prospectus supplement to “we,” “us,” “our,” the “Company,” and “Presto” refer to Presto Automation Inc. unless otherwise stated or the context otherwise requires.

Our Business

Overview

We provide enterprise grade AI and automation solutions to the restaurant enterprise technology industry. Our solutions are designed to decrease labor costs, improve staff productivity, increase revenue and enhance the guest experience. We offer our AI solution, Presto Voice, to quick service restaurants (QSR) and our pay-at-table tablet solution, Presto Touch, to casual dining chains. Some of the most recognized restaurant names in the United States are among our customers, including Carl’s Jr., Hardee’s and Checkers for Presto Voice and Applebee’s, Chili’s and Red Lobster for Presto Touch.

Following our founding in 2008, we initially focused exclusively on Presto Touch. As of June 30, 2023, we had shipped over 277,000 Presto Touch tablets to three of the largest casual dining chains in the United States. While Presto Touch has accounted for substantially all of our historical revenues, we believe that Presto Voice will contribute an increasing portion of our revenues in the future. Presto Voice, addresses the pressing needs of restaurant operators by improving order accuracy, reducing labor costs and increasing revenue through menu upselling, while also providing guests with an improved drive-thru experience.

The restaurant technology market, while still nascent, continues to rapidly develop and evolve in response to the challenges faced by restaurant operators and the productivity enhancements available to them through the use of technological advances. While growing and robust, the restaurant industry today faces increasing labor and other costs. At the same time, a higher percentage of guests are ordering food and drink via the drive-thru. In an era of high inflation, restaurant operators need to simultaneously lower their costs and generate higher revenues to leverage their cost structures. We believe our solutions help restaurant operators address these concerns with compelling end-to-end solutions that seamlessly integrate into a restaurant’s existing technology stacks.

Recent Developments

Preliminary Unaudited Results for the Three Months Ended September 30, 2023

Our consolidated financial statements for the three months ended September 30, 2023 are not yet available. The following expectations regarding our results for this period are solely management estimates based on currently available information, and are not a comprehensive statement of our financial position or results of operations as of or for the three months ended September 30, 2023. Our normal reporting processes with respect to the estimated financial data provided below have not been fully completed. As a result, these estimated results may differ from the actual results that will be reflected in our financial statements for the quarter ended September 30, 2023 when they are completed and publicly disclosed. Moss Adams LLP, our independent registered public accounting firm has not audited, reviewed or performed any other procedures with respect to these preliminary financial data and, accordingly, does not express an opinion or any other form of assurance with respect to these data.

In line with our previously issued guidance, we expect that for the three months ended September 30, 2023:

●	our revenue will be in a range of $4.8 - $5.0 million; and

●	our net loss from operations will be in a range of $13.2 - $13.4 million.

The primary cause of the reduction in revenue for the three months ended September 30, 2023 relates to a decline in platform revenue in the amount of approximately $2.8 million relative to the three months ended September 30, 2022. The decrease is primarily attributable to the amortization and roll-off of deferred revenue related to legacy Touch contracts.

During these same relative periods, the reduction in revenue resulted in a decline in gross profit of approximately $0.3 million. Additionally, research and development costs were reduced by approximately $2.0 million, sales and marketing expenses were reduced by approximately $0.5 million, and general and administrative expenses increased by approximately $1.3 million. The net impact of these differences resulted in a reduction in the net loss from operations from $14.2 million for the three months ended September 30, 2022 to a net loss of $13.2 - $13.4 million for the three months ended September 30, 2023.

Presto Voice Update

As we continue to grow our Presto Voice business, we are focusing on increasing the rate at which our solution successfully receives orders without the need for any human agent intervention, commonly referred to as “humans-in-the-loop.” Currently, over 70% of orders taken by our Presto Voice solution require human agent intervention. As we continue to improve our AI accuracy and further deploy Presto Voice across store locations, we believe that the percentage of orders that do not require any human agent intervention will reach 30% or better. Further increasing automation of orders through our improving AI engine and continuing to optimize human intervention will allow us to maintain desired levels of order accuracy while achieving profitability at the restaurant location level (referred to as “site margin”). We are currently close to profitable at the site margin level based upon our current level of human agent intervention and are targeting positive site margins by June 30, 2024. We expect this to occur once 50% of our orders no longer require human agent intervention. We are targeting a further increase in those percentages, to 60% by September 30, 2024 and 70% by December 31, 2024, which will result in significantly higher site margins.

We are also planning to increase the rollout of Presto Voice significantly in the future. We are targeting an installed base of 2,610 stores by the end of calendar year 2025. Set forth below is a chart with a quarterly breakdown of our targets over the next eight calendar quarters.

Calendar Quarter End	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Target Locations(1)	562	726	990	1,270	1,530	1,890	2,250	2,610

(1)	This expansion model is driven primarily by locations of restaurant brands and franchisee customers with whom we have master service or pilot agreements and in which Presto Voice has not been installed, to a lesser degree by the addition of new restaurant chains and franchise groups. The model reflects a recent decision by Del Taco not to move forward with our solution. We do not expect this to have a material impact given their rollout plans.

Amended and Restated Governance Agreement

On November 15, 2023, we and certain significant shareholders entered into Amendment No. 1 to the existing Governance Agreement (“Amendment No. 1”) and then entered into an Amended and Restated Governance Agreement (the “A&R Governance Agreement”). Pursuant to Amendment No. 1 and the A&R Governance Agreement the following actions have been taken:

●	The maximum size of the Board of Directors has been increased from eight to nine directors.

●	The right of our former CEO to appoint a director was terminated.

●	The REMUS Stockholders (as defined in Amendment No. 1) were granted the right to appoint two directors in addition to its current right to designate one director. The two additional directors appointed are Tewfik Cassis and Sasha Hoffman and are each appointed in Class III which is subject to reelection in 2025. Scott Raskin will be moved from a Class III director to a Class II director

●	The one vacant board seat can be filled by the board of directors upon the recommendation of the Nominating and Governance Committee.

There was no other change to the current board membership or nomination rights.

The right of the REMUS Stockholders to nominate board members will decline if the REMUS Stockholders hold a lower number of our shares such that it shall be entitled to nominate a number of directors that is not greater than the aggregate percentage of our outstanding voting securities held by the REMUS Stockholders and any of their respective affiliates expressed as an integer calculated by rounding up such percent to the nearest whole number, in each case, at the time of such nomination.

Tewfik Cassis was appointed to the Nominating and Governance Committee, Sasha Hoffman was appointed to the Compensation Committee, and Krishna Gupta will replace Scott Raskin on the Strategic Finance Committee.

The biographies of the two new members of our board are as follows:

Sasha Hoffman, 36, has served as a member of our Board of Directors since November 2023. Ms. Hoffman is currently an operating consultant with REMUS Capital, a technology-focused venture capital firm, a position that she has held since June 2023. Since 2019, Ms. Hoffman has also provided consultancy services for a variety of technology companies, including Thrasio Holdings, Inc., Zima International, Inc. (DBA: Dandy) and National Cycling League, Inc., where she focused on bringing new products to market, strategy and go-to-market. From January 2020 to May 2021, Ms. Hoffman was a Product Leader at Uber Technologies, Inc., where she led the rewards and subscriptions programs globally. From 2015 to August 2018, Ms. Hoffman was the Chief Operating Officer of the Fast Forward business unit at Piaggio & C. SpA., a motor vehicle manufacturer, where she oversaw the development and manufacturing of semi-autonomous robotic vehicles. Ms. Hoffman began her career as a technology investment banker at Goldman Sachs and Lehman Brothers. Ms. Hoffman holds a Bachelor of Arts degree in Business Economics and Accounting from the University of California, Los Angeles.

Tewfik Cassis, 35, has served as a member of our Board of Directors since November 2023. Previously, Mr. Cassis was the Chief Product Officer of Rain Financial, a regulated Crypto exchange in the Middle East from May 2022 to October 2023. Prior to that Mr. Cassis was the Director of Special Projects at Monzo Bank, overseeing commercial and product functions for the personal banking team, as well as working on product marketing and development at Meta Platforms, Inc. on the Commerce and Advertising teams from March 2017 to October 2021. Mr. Cassis is an active angel investor, focusing primarily in fintech, AI and mobility sectors and has previously founded and sold Daily Pnut in 2016. He also worked at McKinsey & Company as a Business Analyst from 2010 to 2013 and worked as an associate at Romulus Capital in 2008 to 2010, where he first met the team from Presto. Mr. Cassis holds a BSc in Management from MIT and an MBA from Harvard Business School.

Shareholder Veto Rights

On November 15, 2023, we entered into an agreement with KKG Enterprises LLC, an affiliate of the REMUS Stockholders, and CA LLC, an affiliate of Cleveland Avenue, LLC, pursuant to which we have agreed that we will not undertake the following actions for the next 12 months without their consent:

●	issue shares of our common stock or of our subsidiaries, or securities convertible into or exercisable for common stock, other than limited exceptions including in connection with our equity incentive plans, upon the exercise of warrants or convertible securities outstanding on the date of the agreement, issuances between us and our subsidiaries, and to our lenders in connection with debt financings and other transactions; or

●	hire or terminate the chief executive officer of the Company.

The foregoing veto rights terminate after 12 months after the date of the agreement or, with respect to either shareholder, when it and its affiliates hold less than 50% of our shares held on the date of the agreement.

Cost Savings Initiative

We have taken several steps during 2023 to operate our business more efficiently and profitably including reducing costs and streamlining operations, including a reduction in force of our North American based full-time employees by approximately 15% on November 15, 2023. We estimate the overall reduction in force and other cost reductions will reduce monthly expenditures by approximately $0.4 million rising to approximately $1.2 million after approximately 8 months, and would require us to incur non-recurring expenses of between $0.2 million and $0.4 million. In addition, initiatives have included realigning personnel and other resources consistent with our current business needs and strategic plans. We intend to continue to evaluate opportunities to enhance our efficiencies, including further cost reductions as necessary.

Presto Touch Update

Consistent with our prior disclosure, we expect to engage in a sale, partial sale or wind-down of the Presto Touch business in the coming months. We have not adopted any specific alternative and intend to pursue an approach that offers the greatest benefit for our shareholders and allows us to focus our efforts on our Presto Voice business. The estimated monthly reduction in expenditures and the incurrence of nonrecurrent expenses is included in the full implementation of the steps set out under “⸺Cost Savings Initiative”.

Corporate Information

Our principal executive office is located at 985 Industrial Road, San Carlos, CA 94070. Our telephone number is (650) 817-9012. Our website address is www.presto.com. Information on or connected to our website is not a part of or incorporated by reference into this prospectus supplement.

The Offering

Common stock offered by us	shares of our common stock.

Common stock outstanding after this offering	shares of common stock (assuming the sale of all securities covered by this prospectus supplement).

Price per share	$ per share. Additionally, one investor and its related party are purchasing an aggregate of shares at an average price of $ per share.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $        million, after deducting the placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for funding the cost of operations to facilitate the rollout of new Presto Voice restaurant customer locations, along with working capital and capital expenditure needs to facilitate the same. See “Use of Proceeds.”

Listing	Our common stock is listed on Nasdaq under the trading symbol “PRST.”

Anti-dilution issuance	The offering will result in us issuing 1,500,000 additional shares to an existing shareholder and issuing warrants to purchase 3,000,000 additional shares for $0.01 per share to our lenders, in each case, pursuant to antidilution rights described in more detail below assuming a public offering price of $1.00 per share.

Risk factors	Investing in our common stock involves a high degree of risk. You should read the section titled “Risk Factors,” and the other information included, or incorporated by reference, in this prospectus supplement for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our common stock.

Unless otherwise indicated, all information in this prospectus relating to the number of shares of our common stock outstanding is based on 59,469,994 shares of common stock outstanding as of October 20, 2023 and does not include:

●	71,101, 170,992, 639,026, 6,111,102, 879,373, 7,625,000 and 8,625,000 shares of common stock issuable upon the exercise of certain outstanding warrants outstanding as of October 20, 2023 with an exercise price of $7.80, $5.85, $0.37, $0.01, $8.16, $11.50 and $8.21 per share, respectively;

●	4,094,751 shares of common stock underlying outstanding RSUs as of October 20, 2023 and 9,508,936 shares issuable upon the exercise of stock options outstanding as of October 20, 2023 previously granted under the Company’s equity incentive plans;

●	3,000,000 additional shares of common stock underlying warrants with an exercise price of $0.01 per share held by Metropolitan Partners Group Administration, LLC, Metropolitan Levered Partners Fund VII, LP, Metropolitan Partners Fund VII, LP, Metropolitan Offshore Partners Fund VII, LP and CEOF Holdings LP (collectively, the “Lenders”), the agent under our credit facility, in connection with antidilution protections under the warrants that are triggered by this offering; and

●	1,500,000 additional shares of common stock issuable to Presto CA LLC (“CA”) pursuant to anti-dilution features in the Purchase Agreement (as defined below).

Unless otherwise indicated, all information in this prospectus (1) reflects or assumes no exercise, vesting or termination of options, RSUs or warrants outstanding as of October 20, 2023, and (2) assumes a public offering price per share of $1.00.

On October 10, 2023, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with CA, pursuant to which we agreed to sell 1,500,000 newly issued shares of common stock, at a purchase price of $2.00 per share for an aggregate purchase price of $3.0 million (the “Private Placement”). CA is affiliated with Cleveland Avenue LLC, and Keith Kravcik, a director of Presto, is the Chief Investment Officer of all of Cleveland Avenue’s various Investment Funds, including the funds invested in CA. The Private Placement closed on October 16, 2023. The Purchase Agreement includes anti-dilution provisions relating to future issuances or deemed issuances of our common stock from October 16, 2023 to April 1, 2024 at a price per share below $2.00, which would require us to issue additional shares of common stock to CA, upon the terms and subject to the conditions contained in the Purchase Agreement.

Also on October 10, 2023, we entered into a Third Amendment (the “Third Amendment”) to the Credit Agreement dated as of September 21, 2022, as amended on March 31, 2023 and May 22, 2023, with the Lenders. Pursuant to the Third Amendment, the Lenders agreed to, among other things, exchange an aggregate of $6,000,000 of accrued and previously capitalized interest for warrants to purchase 3,000,000 shares of common stock at a purchase price of $0.01 per share (the “Third Amendment Conversion Warrants”). The Third Amendment Conversion Warrants are subject to anti-dilution provisions relating to future issuances or deemed issuances of our common stock from October 16, 2023 to April 1, 2024 at a price per share below $2.00, upon the terms and subject to the conditions contained in the Third Amendment Conversion Warrants.

The offering of our securities in connection with this offering triggered such anti-dilution provisions in the Purchase Agreement and the Third Amendment Conversion Warrants. We agreed with each of CA and the Lenders that the “New Issuance Price” (as defined in the Purchase Agreement and Third Amendment Conversion Warrants, respectively) would be $1.00. As a result, we are required to issue an additional 1,500,000 shares to CA and increase the amount of common stock issuable upon the exercise of the Third Amendment Conversion Warrants from 3,000,000 shares to 3,000,000 shares. The issuance of shares of common stock to CA, and the issuance of shares of common stock to the Lenders upon the exercise of the Third Amendment Conversion warrants, will dilute the percentage ownership interest of all stockholders, will dilute the book value per share of our common stock and will increase the number of our outstanding shares, which could depress the market price of our common stock.

Also, in connection with their investments in the offering, we waived the lock-up restrictions under our bylaws with respect to (i) 638,076  shares of our common stock held by Zaffran Special Opportunities LLC, for which Mr. Gupta, our Chairman of the Board, is the sole general partner (the “Zaffran shares”), and (ii) an aggregate of 440,890 shares of our common stock held by two other investors in this offering. Without such waiver, these shares would have been subject to lock-up restrictions until March 21, 2024. In addition, with consent of the Lenders, we waived the lock-up restrictions under a lock-up agreement entered into in connection with the Third Amendment that were applicable to the Zaffran shares. Without such waiver, the Zaffran shares would have been subject to lock-up restrictions until December 23, 2024.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercise, vesting or termination of options, RSUs or warrants outstanding as of October 20, 2023.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors below, in the 2023 Form 10-K (which is incorporated by reference into this prospectus supplement), and other filings we make with the SEC, which are incorporated by reference into this prospectus supplement. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

Purchasers of shares in this offering will experience immediate and substantial dilution in the book value of their investment.

The effective offering price per share in this offering is substantially higher than the net tangible book value per share of our common stock before giving effect to this offering. Accordingly, purchasers of our securities in this offering at the public offering price will incur immediate dilution of approximately $         per share representing the difference between the respective offering price per share and our pro forma as-adjusted net tangible book value as of June 30, 2023.  For more information, including how these amounts were calculated, see “Dilution.”

We granted anti-dilution protection to certain of our investors, which will cause additional significant dilution to our stockholders and may have a material adverse impact on the market price of our common stock and make it more difficult for us to raise funds through future equity offerings.

In addition to the immediate dilutive effects described in “The Offering”, the perceived risk of future dilution as a result of the significant number of increased shares of common stock issuable upon the exercise of the Third Amendment Conversion Warrants, as well as the risk of additional future dilution triggered by any additional issuances or deemed issuances of the Company’s common stock until April 1, 2024 at a price per share below $2.00, may cause our common stockholders to be more inclined to sell their shares, which would contribute to a downward movement in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our common stock price could encourage investors to engage in short sales of our common stock, which could further contribute to price declines in our common stock. The fact that certain of our stockholders and our warrant holders can sell substantial amounts of our common stock in the public market, whether or not sales have occurred or are occurring, as well as the existence of anti-dilution provisions in the Purchase Agreement and the Third Amendment Conversion Warrants, could make it more difficult for us to raise additional funds through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate, or at all.

We will need additional capital to sustain our operations and to the extent additional financing is unavailable or is only available on unfavorable terms, or if certain investors exercise their veto rights and block us from raising additional capital, it may have a material adverse effect on our business.

If we were to raise approximately $6 million in gross proceeds in this offering, we believe that we would have sufficient liquidity to sustain the Company until approximately the end of January 2024 absent additional funding. Therefore, if we are unable to raise additional financing in the near term, there is a risk that we could become insolvent and investors could lose the entirety of their investment. Further, as described in “Prospectus Supplement Summary – Recent Developments” pursuant to a contractual arrangement, KKG Enterprises LLC, an affiliate of the REMUS Stockholders, and CA LLC, an affiliate of Cleveland Avenue, LLC, have veto rights over our ability to issue shares of our common stock or of our subsidiaries, or securities convertible into or exercisable for common stock, subject to certain limited exceptions, which could have a material adverse effect on our ability to raise additional financing if such veto rights are exercised.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

We currently intend to use the net proceeds from this offering for funding the cost of operations to facilitate the rollout of new Presto Voice restaurant customer locations, along with working capital and capital expenditure needs to facilitate the same. Accordingly, we will have broad discretion as to how we use the net proceeds that we receive from this offering. We could spend the proceeds that we receive from this offering in ways that our shareholders may not agree with or that do not yield a favorable return. You will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Investors in this offering will need to rely upon the judgment of our board of directors and management with respect to the use of proceeds. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations and prospects could be harmed, and the market price of our shares of common stock could decline.

We may be unable to realize the benefits we expect from our Touch business.

We expect to engage in a sale, partial sale or wind-down of the Presto Touch business in the coming months. We have not adopted any specific alternative and intend to pursue an approach that offers the greatest benefit for our shareholders and allows us to focus our efforts on our Presto Voice business. The estimates of the savings that we hope to accrue and the non-recurring costs associated with these actions may be based on mistaken assumptions or may change as a result of intervening events. In addition, these actions will require management time and attention which could distract from our focus on our Presto Voice business. We may be unable to realize the benefits we expect from the sale, partial sale or wind-down of the Touch business which could adversely impact our overall business going forward.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. We may issue additional shares of common stock, which may dilute existing shareholders, including purchasers of the common stock offered hereby. In connection with the completion of this offering, we and each of our directors, executive officers and certain significant shareholders, collectively holding 45.3% of our outstanding shares, have agreed not to offer, sell or transfer any common stock or securities convertible into, or exchangeable or exercisable for, common stock, for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions. Northland Securities, Inc., however, may, in its sole discretion, permit us and our directors, executive officers and the shareholders who will be subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements. Of the foregoing shareholders, the holders of 52.4% of our shares have also agreed pursuant to a separate lock-up agreement with us entered into in connection with a financing transaction not to offer, sell or transfer their shares until December 23, 2024. Following the expiration of the lock-up periods, these shares will be available for sale in the public markets subject to restrictions under applicable securities laws. We cannot predict the size of future issuances of our shares, or the effect, if any, that future sales and issuances of securities would have on the market price of our shares of common stock. See “Plan of Distribution.”

We are currently listed on the Nasdaq Stock Market. If we are unable to maintain listing of our securities on the Nasdaq Stock Market or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our shareholders to sell their securities.

Although our common stock is currently listed on the Nasdaq Stock Market, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. For example, Nasdaq Listing Rule 5450(a)(1) requires our common stock to meet the minimum bid price requirement of $1.00. The delisting of our common stock from the Nasdaq Stock Market, including for failure to meet the minimum bid price requirement, may make it more difficult for us to raise capital on favorable terms in the future. Such a delisting would likely a result in a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders and may impair your ability to sell or purchase our common stock when you wish to do so:

●	the liquidity of our common stock;

●	the market price of our common stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of investors that will consider investing in our common stock;

●	the number of market makers in our common stock;

●	the availability of information concerning the trading prices and volume of our common stock; and

●	the number of broker-dealers willing to execute trades in shares of our common stock.

Further, if we were to be delisted from the Nasdaq Stock Market and we are unable to obtain listing on another national securities exchange, our common stock would cease to be recognized as covered securities and we would be subject to regulation in each state in which we offer our securities.

Our actual results may vary from our preliminary unaudited results for the three months ended September 30, 2023 included in the section titled “Summary – Recent Developments” and the variances may be material.

This prospectus supplement contains certain preliminary unaudited financial results for the three months ended September 30, 2023. Upon completion of our auditor’s review of the results for the three months ended September 30, 2023, it is possible significant changes to such preliminary results may be necessary. Finally, such preliminary unaudited financial results do not reflect all of our material financial information as of and for the three months ended September 30, 2023, and we therefore caution you not to place undue reliance on them. See “Special Note Regarding Forward-Looking Statements” in this prospectus supplement for a discussion of factors that may cause our actual results to vary from our estimates.

Our business and prospects may be adversely affected if our expectations regarding the profitability and planned rollout scheduled for Presto Voice prove to be incorrect.

Certain estimates and information contained in this prospectus supplement, including expectations concerning site margin and the rollout schedule of Presto Voice, are subject to significant risks and uncertainties, some of which are beyond our control, and actual results may differ materially. The site margin and store rollout estimates included in this prospectus supplement are subject to significant uncertainty and are based on assumptions that may not prove to be accurate. Our technology may not advance at the pace we project, requiring human agent intervention at or near current rates. Additionally, not every customer included in our market opportunity estimates will necessarily purchase any, or all, of our solutions, and some or many of those potential customers may choose to use solutions offered by our competitors. Our store rollout could fail to advance for a variety of reasons, including competition, customer preferences and the other risks described in this prospectus supplement. Accordingly, the estimates of included in this prospectus supplement should not be taken as necessarily indicative of our future results.

Use of PROCEEDS

We estimate that we will receive net proceeds of approximately $        million from the sale of the shares of common stock offered by us in this offering, after deducting the placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for funding the cost of operations to facilitate the rollout of new Presto Voice restaurant customer locations, along with working capital and capital expenditure needs to facilitate the same.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the offering price per share you will pay in this offering and the as-adjusted net tangible book value per share of our common stock immediately after giving effect to this offering.

Our net tangible book value as of June 30, 2023 was approximately $(56.9) million, or $(1.00) per share of common stock. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2023.

As-adjusted net tangible book value per share represents our net tangible book value after giving effect to the sale of shares of common stock at the public offering price of $      per share, and, after deducting the placement agent fees and commissions and estimated offering expenses payable by us in connection with this offering, would have been approximately $     million, or $       per share. This represents an immediate increase in net tangible book value of $      per share to our existing stockholders and an immediate dilution of approximately $       per share to purchasers of our common stock in this offering.

The following table illustrates this per share dilution.

Public offering price per share	$
Net tangible book value per share as of June 30, 2023		$(1.00)
Increase in net tangible book value per share attributable to this offering	$
As-adjusted net tangible book value per share as of June 30, 2023, after giving effect to this offering	$
Dilution per share to new investors purchasing in this offering at the public offering price	$

The information above and in the foregoing table is based on 57,180,531 shares of our common stock outstanding as of June 30, 2023, and excludes 13,964,081 shares of common stock reserved for future issuance under the Company’s equity incentive plans.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise, vesting or termination of options, RSUs or warrants outstanding as of June 30, 2023. To the extent that any of these outstanding options, RSUs or warrants are exercised at prices per share below the public offering price per share in this offering or we issue additional shares under our equity incentive plans at prices below the public offering price per share in this offering, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity or convertible debt securities, your ownership will be further diluted.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2023:

●	on an actual basis; and

●	on an as-adjusted basis to give effect to the issuance and sale of our common stock offered hereby and the application of the estimated net proceeds therefrom as set forth under “Use of Proceeds,” based on the sale of shares of common stock at public offering price of $ per share, after deducting the placement agent fees and estimated offering expenses payable by us.

You should read this table in conjunction with the financial statements, including the notes thereto, and other financial information pertaining to us incorporated by reference in this prospectus supplement.

	As of June 30, 2023
($ in thousands)	Actual	As Adjusted
Cash and cash equivalents	$15,143
Total debt	$50,639
Stockholders’ deficit:
Common stock, par value $0.0001 per share; 180,000,000 shares authorized, actual and as adjusted; 57,180,531 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	5
Additional paid-in capital	190,031
Accumulated deficit	(235,263)
Total stockholders’ deficit	(45,227)
Total capitalization	$5,412

Material U.S. Federal Tax Considerations for Non-U.S. Holders of Our Common STOCK

The following is a summary of the material U.S. federal income tax consequences applicable to Non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock purchased in accordance with this prospectus supplement, but does not purport to be a complete analysis of all potential tax consequences related thereto. This discussion applies only to our common stock that is held as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made (or deemed made) by us on our common stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars.

This discussion does not address the U.S. federal income tax consequences to our founders, sponsors, officers or directors. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of our shares;

●	persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	tax-qualified retirement plans;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;

●	persons holding our common stock as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

●	Non-U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

●	tax-exempt entities;

●	corporations that accumulate earnings to avoid U.S. federal income tax;

●	controlled foreign corporations; and

●	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Definition of Non-U.S. Holder

As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock (other than a partnership or entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes, not a U.S. person.

A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of our stock or rights to acquire our stock) we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. holder that does not timely furnish the required documentation, but is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. holder by us or the applicable withholding agent, including from other property subsequently paid or credited to such holder.

Dividends that are effectively connected with a Non-U.S. holder’s conduct of a trade or business within the United States and, if such Non-U.S. holder is entitled to claim treaty benefits (and the Non-U.S. holder complies with applicable certification and other requirements), that are attributable to a permanent establishment (or, for an individual, a fixed base) maintained by such Non-U.S. holder within the United States are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. In order for its effectively connected dividends to be exempt from the withholding tax described above, a Non-U.S. holder will be required to provide a duly completed and properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Dividends received by a Non-U.S. holder that is a corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Any distribution in excess of current and accumulated earnings and profits will constitute a return of capital that will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of common stock, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

●	the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

●	the Non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

●	we are or have been a “United States real property holding corporation” (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. holder’s holding period for the applicable common stock, except, in the case where shares of our common stock are “regularly traded on an established securities market” (within the meaning of applicable Treasury Regulations, referred to herein as “regularly traded”), and the Non-U.S. holders has owned, directly or constructively, 5% or less of our common stock at all times within the shorter of the five-year period preceding such disposition of common stock or such Non-U.S. holder’s holding period for such common stock. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to our common stock, including how a Non-U.S. holder’s ownership of our warrants, if any, impacts the 5% threshold determination with respect to its common stock. We can provide no assurance as to our future status as a United States real property holding corporation or as to whether our common stock will be considered to be regularly traded. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses realized during the same taxable year (even though the individual is not considered a resident of the United States), provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. Any amounts withheld may be refunded or credited against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

We would be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we are not currently a United States real property holding corporation; however, there can be no assurance that we will not become a United States real property holding corporation in the future.

Information Reporting and Backup Withholding

Payments of distributions on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8EXP, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established or organized.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

We have engaged Northland Securities, Inc., Chardan Capital Markets LLC and The Benchmark Company, LLC, which we refer to as the placement agents, to act as our placement agents to solicit offers to purchase the securities offered by this prospectus supplement and the accompanying prospectus. Under the terms of a placement agency agreement between us and the placement agents, the placement agents are not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, but only to arrange for the sale of the securities by us. Therefore, we may not sell all of the securities being offered hereby. The terms of this offering were subject to market conditions and negotiations between us and the prospective investors. We will enter into securities purchase agreements directly with the investors who have agreed to purchase our securities in this offering. We will only sell securities in this offering to such investors.

Delivery of the securities offered hereby is expected to occur on or about     , 2023, subject to the satisfaction of customary closing conditions.

We have agreed to pay the placement agents a cash fee equal to 7.0% of the aggregate gross proceeds from the offering. The following table shows the per share and total cash fee we will pay to the placement agents in connection with the sale of our securities offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the securities offered hereby.

	Per Share	Total
Public offering price	$	$
Placement agent fees in connection with the offering at the public offering price	$	$

We estimate that our total expenses of this offering will be approximately $                   . This includes $130,000 of fees and expenses of the placement agents in respect of this offering. These expenses are payable by us.

We also have agreed to indemnify the placement agents against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the placement agents may be required to make in respect of those liabilities.

No Sales of Similar Securities

Our directors, officers, and certain significant stockholders, collectively holding 45.3% of our outstanding shares, have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock without the prior written consent of Northland Securities, Inc. for a period of 90 days after the date of this prospectus supplement. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by the Northland Securities, Inc. The exceptions include the ability to sell a number of shares necessary to cover estimated tax payments upon the vesting during the 90-day lock-up period of RSUs held by our directors. Of the foregoing shareholders, the holders of 52.4% of our shares have also agreed pursuant to a separate lock-up agreement with us entered into in connection with a financing transaction not to offer, sell or transfer their shares until December 23, 2024. Following the expiration of the lock-up periods, these shares will be available for sale in the public markets subject to restrictions under applicable securities laws.

Pursuant to the terms of the placement agency agreement, we have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Northland Securities, Inc. for a period of 90 days after the date of this prospectus supplement, subject to limited exceptions and such restrictions may be waived at any time by Northland Securities, Inc.

Affiliations

The placement agents and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. A placement agent has previously been engaged by us as a financial advisor and the placement agents may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agents may in the future receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the placement agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The placement agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The placement agents may facilitate the marketing of this offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and the prospectus supplement and accompanying prospectus online and place orders online or through their financial advisors.

Regulation M

The placement agents may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized on the resale of the securities sold by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agents would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agents acting as principals. Under these rules and regulations, the placement agents (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed its participation in the distribution.

Electronic Offer, Sale, and Distribution

In connection with this offering, the placement agents or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the placement agents may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The placement agents may allocate a limited number of securities for sale to their online brokerage customers. An electronic prospectus supplement and accompanying prospectus is available on the Internet websites maintained by any such placement agent. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the websites of the placement agents are not part of this prospectus supplement or the accompanying prospectus.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “PRST.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

Selling Restrictions

Other than in the United States, no action has been taken by us or the placement agents that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area, each, a Relevant State, no securities have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the placement agents; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the securities shall require us or the placement agents to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the placement agents and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any securities being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the placement agents have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We have not authorized and do not authorize the making of any offer of the securities through any financial intermediary on their behalf, other than offers made by the placement agents with a view to the final placement of the securities in this document. Accordingly, no purchaser of the securities, other than the placement agents, is authorized to make any further offer of the securities on behalf of us or the placement agents.

United Kingdom

In relation to the United Kingdom, no securities have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities that has been approved by the Financial Conduct Authority, except that offers of securities may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the placement agents; or

(c)	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000, or FSMA,

provided that no such offer of securities shall require us or any representatives to publish a prospectus pursuant to 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the United Kingdom who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the representatives that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 1(4) of the U.K. Prospectus Regulation, each financial intermediary will also be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The securities may be sold only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our securities must be made in accordance with an exemption from the prospectus requirements and in compliance with the registration requirements of applicable securities laws.

France

This prospectus supplement (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).

This prospectus supplement has not been and will not be submitted to the French Autorité des marchés financiers, or the AMF, for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

(a)	the transaction does not require a prospectus to be submitted for approval to the AMF;

(b)	persons or entities referred to in Point 2°, Section II of Article L.411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and

(c)	the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus supplement is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus supplement. This prospectus supplement has been distributed on the understanding that such recipients will only participate in the issue or sale of our securities for their own account and undertake not to transfer, directly or indirectly, our securities to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Germany

Each person who is in possession of this prospectus supplement is aware of the fact that no German securities prospectus (wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapier-prospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the securities. In particular, the placement agents have represented that it has not engaged and has agreed that it will not engage in a public offering in the Federal Republic of Germany within the meaning of the Act with respect to any of the securities otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the Securities Law) and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, and any offer of the securities is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the Addendum), to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, placement agents, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA,) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

1.	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

2.	where no consideration is or will be given for the transfer;

3.	where the transfer is by operation of law;

4.	as specified in Section 276(7) of the SFA; or

5.	as specified in Regulation 32 of the Securities and Futures (Offers of Investment) (Shares and Debentures) Regulations 2005.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Switzerland

The securities may not be publiclyv offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, our company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or DIFC. This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities may not be offered to the public in the UAE and/or any of the free zones.

The securities may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for us by White & Case LLP. Certain legal matters in connection with this offering will be passed upon for the placement agents by Faegre Drinker Biddle & Reath LLP.

Experts

The consolidated financial statements incorporated in this prospectus by reference from Presto Automation Inc.’s Annual Report on Form 10-K for the year ended June 30, 2023 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and the adoption of a new accounting standard) given upon their authority as experts in accounting and auditing.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. Information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. Any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded. We incorporate by reference into this prospectus supplement the documents listed below, which we have filed with the SEC, and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein), prior to the termination of the offering under this prospectus supplement:

●	our Annual Report on Form 10-K for the year ended June 30, 2023, filed with the SEC on October 11, 2023, as amended by amendment no. 1 to our Annual Report for the year ended June 30, 2023 on Form 10-K/A, filed with the SEC on October 12, 2023;

●	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2023, from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on October 27, 2023;

●	our Current Reports on Form 8-K, filed with the SEC on August 2, 2023, August 31, 2023, October 11, 2023, and October 20, 2023; and

●	the description of our capital stock contained in our registration statement on Form 8-A (File No. 001-39830) filed on December 23, 2020, and any amendments or reports filed for the purposes of updating this description (including Exhibit 4.1 to the Annual Report on Form 10-K for the year ended June 30, 2023).

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus supplement, excluding any exhibits to those documents unless such exhibits are specifically incorporated by reference herein.

You should direct requests for documents to:

Presto Automation Inc.

985 Industrial Road

San Carlos, CA 94070

Telephone: (650) 817-9012

Attention: Adam Rogers

PROSPECTUS

Presto Automation Inc.

Primary Offering of

$75,000,000 of

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

16,823,660 Shares of Common Stock Issuable Upon Exercise of Outstanding Warrants

Secondary Offering of

52,709,824 Shares of Common Stock
7,625,000 Warrants to Purchase Shares of Common Stock Offered by the Selling Securityholders

This prospectus relates to (a) the offer and sale by Presto Automation Inc., a Delaware corporation (the “Company,” “we,” “us” or “Presto”) of up to $75,000,000 in the aggregate of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), preferred stock, debt securities, new warrants, rights or units, (b) the issuance by us of up to 16,250,000 shares of Common Stock, that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $8.21 per share with respect to the public warrants and $11.50 per share of Common Stock with respect to the Financing Warrants and the Private Placement Warrants (each as defined below), (c) the issuance by us of up to 573,660 shares of Common Stock, that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $0.37 per share with respect to the 2017 Trinity Warrants and $5.85 per share of Common Stock with respect to the 2016 Trinity Warrants (each as defined below), and (d) an aggregate of 52,709,824 shares of Common Stock by certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The securities registered for resale covered by this prospectus consist of the following:

(i)	4,312,500 shares of Common Stock held by the Sponsors, their respective permitted transferees and the independent directors of our predecessor Ventoux CCM Acquisition Corp. (“VTAQ”) (such shares, the “Founder Shares”) purchased prior to VTAQ’s initial public offering of Common Stock on December 30, 2020 (the “IPO”), at a price of $0.005 per share;

(ii)	7,143,687 shares of Common Stock issued to certain institutional and accredited investors in connection with the consummation of the Business Combination (as defined herein) (the “Business Combination PIPE Shares”), which, together with the transfer of Founder Shares to certain investors by the Sponsors, resulted in (i) an investment made by an affiliate of Cleveland Avenue, LLC (“Cleveland Avenue”) at an effective price per share of $7.14, taking into account (a) the subscription of 6,593,687 shares of Common Stock for an aggregate purchase price of $50.0 million and (b) the transfer of 406,313 Founder Shares by the Sponsors to Cleveland Avenue for nominal consideration, (ii) investments by five subscribers at an effective price per share of $8.00 per share, consisting of (a) a subscription for an aggregate 698,750 shares of Common Stock for an aggregate purchase price of $6.25 million, and (b) the transfer of an aggregate 82,500 Founder Shares from the Sponsors for nominal consideration and (iii) investments by a remaining eight subscribers for an aggregate of 375,000 shares of Common Stock for an aggregate purchase price of $3.75 million, or $10.00 per share;

(iii)	640,000 shares of Common Stock issued as partial consideration to various advisors of the Company and VTAQ for services rendered in connection with the Business Combination and the PIPE Investment (as defined herein), valued at $10.00 per share;

(iv)	20,995,097 shares of Common Stock issued or issuable to affiliates of the Company, at an exchange ratio as provided in the Merger Agreement, for shares or restricted stock units of Legacy Presto (as defined herein), resulting in an effective purchase price of $10.00 per share;

(v)	7,433,040 shares of Common Stock (that may be issued from time to time upon achievement of certain stock price thresholds) to affiliates of the Company in connection with the earnout provisions set forth in the Merger Agreement (as defined herein) at an exchange ratio as provided in the Merger Agreement for shares of Legacy Presto, resulting in an effective purchase price of $10.00 per share;

(vi)	6,125,000 warrants each exercisable for one share of Common Stock at an exercise price of $11.50 per share, purchased by the Sponsors and their permitted transferees, at a price of $1.00 per warrants in a private placement simultaneously with the consummation of VTAQ’s IPO (the “Private Placement Warrants”); and 1,500,000 warrants each exercisable for one share of Common Stock at an exercise price of $11.50 per share, issued to lenders party to the Credit Agreement (as defined herein) (the “Financing Warrants”);

(vii)	4,760,500 shares of Common Stock (the “June 2023 PIPE Shares”) that were issued at a purchase price of $2.00 per share in a private placement (the “June 2023 Private Placement”) pursuant to that certain securities purchase agreement, dated as of May 22, 2023, by and among us and certain accredited investors named therein (the “June Purchase Agreement”);

(viii)	1,500,000 shares of Common Stock (the “October 2023 PIPE Shares”) that were issued at a purchase price of $2.00 per share in a private placement (the “October 2023 Private Placement”) pursuant to that certain securities purchase agreement, dated October 10, 2023 by and between us and Presto CA LLC, an accredited investor;

(ix)	5,925,000 shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock, at an exercise price of $0.01 per share, subject to adjustment held by Metropolitan Partners Group Administration, LLC (“Metropolitan”), the administrative, payment and collateral agent for Metropolitan Levered Partners Fund VII, LP, Metropolitan Partners Fund VII, LP, Metropolitan Offshore Partners Fund VII, LP, and CEOF Holdings LP (the “Metropolitan Entities”), pursuant to that certain Credit Agreement entered into initially on September 21, 2022, as subsequently amended (the “Credit Agreement”), such warrants being issued in consideration for the conversation of interest into principal and in respect of amendments to the Credit Agreement; and

(x)	402,668 shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock, at an exercise price of $0.37 per share (the “2017 Trinity Warrants”), held by Trinity Capital Fund II, L.P., LLC (“Trinity”) and 170,992 shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock, at an exercise price of $5.85 per share, held by Trinity (the “2016 Trinity Warrants”, and, collectively with the 2017 Trinity Warrants, the “Trinity Warrants”).

We previously filed (i) a registration statement Form S-1 (File No. 333-267979) registering the issuance by us of up to 16,250,000 shares of Common Stock and the offer and sale, from time to time, by the Selling Securityholders of up to 48,149,324 shares of Common Stock and 7,625,000 outstanding Private Placement Warrants, which was declared effective by the SEC on January 9, 2023 (the “First Form S-1”), (ii) a registration statement Form S-1 (File No. 333-271551) registering up to 400,000 shares of Common Stock underlying the May 2023 Resale Warrants, which was declared effective by the SEC on May 12, 2023 (the “Second Form S-1”), and (iii) a registration statement Form S-1 (File No. 333-272913) registering up to 4,760,500 June 2023 PIPE Shares, 500,000 shares of Common Stock underlying the June 2023 Conversion Warrants, and 2,000,000 shares of Common Stock underlying the Second Amendment Warrants (the “Third Form S-1”, and, collectively with the First Form S-1 and Second Form S-1, the “Form S-1s”). We are filing this registration statement on Form S-3 to replace the Form S-1s with respect to the issuance by us of all shares of Common Stock underlying outstanding public warrants and Private Placement Warrants and the offer and sale by the Selling Securityholders of all outstanding securities still held by them, as well as to register (a) up to $75,000,000 in the aggregate of Common Stock, preferred stock, debt securities, new warrants, rights or units, (b) the October 2023 PIPE Shares, (c) 25,000 shares of Common Stock issuable upon the exercise of warrants, with an exercise price of $0.01 per share, that were issued pursuant to that certain third amendment to credit agreement, dated as of October 10, 2023, by and among us, E La Carte, LLC, Metropolitan and the Metropolitan Entities, (d) 3,000,000 shares of Common Stock issuable upon the exercise of warrants, with an exercise price of $0.01 per share that were issued pursuant to that certain third amended and restated fee letter, dated as of October 10, 2023, by and among us, E La Carte, LLC and Metropolitan and (e) the 573,660 shares of Common Stock issuable upon the exercise of the Trinity Warrants.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale by the Selling Securityholders of shares of Common Stock or warrants pursuant to this prospectus or of the issuance by us of shares of Common Stock issuable upon exercise of outstanding warrants pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities by the Selling Securityholders pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. We or the Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how we and/or the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.” You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our shares of Common Stock are listed on the Nasdaq Stock Market under the symbol “PRST.” On October 18, 2023, the closing sale price of shares of our Common Stock was $1.48. Our warrants are listed on the Nasdaq Stock Market under the symbol “PRSTW.” On October 18, 2023, the closing sale price of our warrants was $0.04.

As of the date of this prospectus, all our warrants, except for the 2017 Trinity Warrants and the penny warrants (as defined below), are “out-of-the money,” which means that the trading price of the shares of our Common Stock underlying our warrants is below the respective $5.85, $8.21 and $11.50 exercise prices (subject to adjustment as described herein) of the warrants. For so long as the warrants remain “out-of-the money,” we do not expect warrantholders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. We expect to receive only nominal proceeds from the exercise of the 2017 Trinity Warrants and the penny warrants.

The sale of all of the securities registered for resale hereunder (and the shares of Common Stock issuable upon exercise of our warrants), or the perception that such sales may occur, may cause the market prices of our securities to decline significantly. See “Risk Factors—Risks Relating to Our Common Stock and Warrants” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 for more information.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus and similar sections contained in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the selling securityholders named in this prospectus (the “Selling Securityholders”) may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to offer and sell up to $75,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), preferred stock, debt securities, new warrants, rights or units and to issue up to 16,823,660 shares of Common Stock upon exercise of the Trinity Warrants, Public Warrants, Financing Warrants, and the Private Placement Warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of up to 52,709,824 shares of Common Stock and 7,625,000 Private Placement Warrants and Financing Warrants. More specific terms of any securities that we or the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Before making an investment decision, you should read, in addition to this prospectus and the registration statement, any documents that we incorporate by reference in this prospectus, as referred to under “Where You Can Find More Information,” and you may obtain copies of those documents as described below.

Unless the context indicates otherwise, references to the “Company,” “PRST,” “we,” “us” and “our” refer to Presto Automation Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination. References to “Ventoux” refer to Ventoux CCM Acquisition Corp. prior to the Business Combination and references to “Legacy Presto” refer to E La Carte, Inc. prior to the Business Combination.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot assure you that it will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and/or the documents incorporated herein by reference, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, those described in our filings made with the SEC from time to time incorporated herein by reference.

These forward-looking statements speak only as of the date of such statements. Forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information contained in the documents we incorporate by reference and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the documents incorporated herein by reference, especially the risk factors, management’s discussion and analysis of financial condition and results of operations, and consolidated financial statements and the related notes. See the section titled “Where You Can Find More Information.”

Overview

We provide enterprise grade AI and automation solutions to the restaurant enterprise technology industry. Our solutions are designed to decrease labor costs, improve staff productivity, increase revenue and enhance the guest experience. We offer our AI solution, Presto Voice, to quick service restaurants (QSR) and our pay-at-table tablet solution, Presto Touch, to casual dining chains. Some of the most recognized restaurant names in the United States are among our customers, including Carl’s Jr., Hardee’s, Del Taco and Checkers for Presto Voice and Applebee’s, Chili’s and Red Lobster for Presto Touch.

Following our founding in 2008, we initially focused exclusively on Presto Touch. As of June 30, 2023, we had shipped over 277,000 Presto Touch tablets to three of the largest casual dining chains in the United States. While Presto Touch has accounted for substantially all of our historical revenues, we believe that Presto Voice will contribute an increasing portion of our revenues in the future. Presto Voice, addresses the pressing needs of restaurant operators by improving order accuracy, reducing labor costs and increasing revenue through menu upselling, while also providing guests with an improved drive-thru experience.

The restaurant technology market, while still nascent, continues to rapidly develop and evolve in response to the challenges faced by restaurant operators and the productivity enhancements available to them through the use of technological advances. While growing and robust, the restaurant industry today faces increasing labor and other costs. At the same time, a higher percentage of guests are ordering food and drink via the drive-thru. In an era of high inflation, restaurant operators need to simultaneously lower their costs and generate higher revenues to leverage their cost structures. We believe our solutions help restaurant operators address these concerns with compelling end-to-end solutions that seamlessly integrate into a restaurant’s existing technology stacks.

Corporate Information

Our principal executive office is located at 985 Industrial Road, San Carlos, CA 94070. Our telephone number is (650) 817-9012. Our website address is www.presto.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS

An investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, as amended by amendment no. 1 to our Annual Report on Form 10-K/A and any subsequent Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement. For more information, see “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise may be described in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us hereunder for general corporate purposes. We may also use such proceeds for temporary investments until we need them for general corporate purposes.

All of the shares of Common Stock and Warrants offered by the Selling Securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $158.6 million from the exercise of all Warrants assuming the exercise in full of all such Warrants for cash. As of the date of this prospectus, all our warrants, except for the 2017 Trinity Warrants and penny warrants, are “out-of-the money,” which means that the trading price of the shares of our Common Stock underlying our Warrants is below the respective $5.85, $8.21 and $11.50 exercise prices (subject to adjustment as described herein) of the warrants. For so long as the Warrants remain “out-of-the money,” we do not expect warrantholders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. We expect to receive only nominal proceeds from the exercise of the 2017 Trinity Warrants and penny warrants. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of securities, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

A description of our Common Stock and preferred stock is set forth in our registration statement on Form 8-A as originally filed with the SEC on December 23, 2020 and any amendment or report filed for the purpose of updating this information (including Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2023), which description is incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a trustee named in a prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

●	the title and ranking of the debt securities (including the terms of any subordination provisions);

●	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

●	any limit on the aggregate principal amount of the debt securities;

●	the date or dates on which the principal of the securities of the series is payable;

●	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

●	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to us in respect of the debt securities may be delivered;

●	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

●	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

●	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

●	the currency of denomination of the debt securities, which may be U.S. Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

●	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

●	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

●	any provisions relating to any security provided for the debt securities;

●	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

●	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

●	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

●	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

●	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

●	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series including the terms of subordination, if any, of such guarantees.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Form, Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described in the indenture, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

Depositary holds securities that its participants deposit with Depositary. Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in Depositary include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. Access to the Depositary system is also available to others (which we sometimes refer to as indirect participants) that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to Depositary and its participants are on file with the SEC.

So long as the debt securities are in book-entry form, you will receive payments and may transfer debt securities only through the facilities of the Depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated debt securities may be surrendered for payment, registration of transfer or exchange. We will make payments on book-entry debt securities to the Depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

If the debt securities are issued in definitive certificated form under the limited circumstances described in the indenture, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities, including the payment of principal, premium, if any, and interest on such debt securities. The indenture will not limit us from incurring or issuing other unsecured or secured debt and, unless otherwise indicated in the applicable prospectus supplement, the indenture will not contain any financial covenants.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement or free writing prospectus the terms on which a series of debt securities may be convertible into or exchangeable for our common stock, our preferred stock or other securities (including securities of a third-party). We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock, our preferred stock or other securities (including securities of a third-party) that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

●	we are the surviving corporation or the successor person (if other than Presto) is a corporation, organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

●	immediately after giving effect to the transaction, no Default (as defined below) or Event of Default shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

●	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

●	default in the payment of principal of any security of that series at its maturity;

●	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Presto and the trustee receives written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

●	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Presto;

●	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture will provide that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

●	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

●	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture will require us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture will provide that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

●	to cure any ambiguity, defect or inconsistency;

●	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

●	to provide for uncertificated securities in addition to or in place of certificated securities;

●	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

●	to surrender any of our rights or powers under the indenture;

●	to add covenants or events of default for the benefit of the holders of debt securities of any series;

●	to comply with the applicable procedures of the applicable depositary;

●	to make any change that does not adversely affect the rights of any holder of debt securities;

●	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

●	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

●	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

We may also modify and amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments (with the securities of each series voting as a class). We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

●	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

●	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

●	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

●	reduce the principal amount of discount securities payable upon acceleration of maturity;

●	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

●	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

●	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

●	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture will provide that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions) upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture will provide that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

●	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

●	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

●	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

●	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the applicable series of debt securities.

No Personal Liability of Directors, Officers, Employees or Securityholders

None of our past, present or future directors, officers, employees or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

DESCRIPTION OF WARRANTS

We may elect to offer new warrants from time to time in one or more series. The following description summarizes the general terms and provisions of the new warrants we may offer pursuant to this prospectus that are common to all series. For the avoidance of doubt, this section relates only to new warrants that we may issue and not any of our outstanding warrants, such as the Public Warrants or Private Placement Warrants, and we refer to such new warrants in this prospectus for the sake of simplicity as “warrants.”

The specific terms relating to any series of our warrants that we offer will be described in a prospectus supplement, which you should read. Because the terms of specific series of warrants offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below. The summary below is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the applicable warrant agreement relating to each series of warrants, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of warrants.

General

We may issue warrants to purchase common stock, preferred stock, debt securities or any combination thereof (including in the form of units), which we refer to in this prospectus, collectively, as the “underlying warrant securities.” The warrants may be issued independently or together with any series of underlying warrant securities and may be attached or separate from the underlying warrant securities. Each series of warrants will be issued pursuant to a separate form of warrant and may be issued pursuant to a separate warrant agreement to be entered into between us and a warrant agent. Any warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including the following:

●	the title of the warrants;

●	the aggregate number of warrants;

●	the price or prices at which the warrants will be issued;

●	the currency or currencies in which the price of the warrants may be payable;

●	the designation and terms of the underlying warrant securities purchasable upon exercise of the warrants and the number of such underlying warrant securities issuable upon exercise of the warrants;

●	the price at which and the currency or currencies, including composite currencies, in which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

●	the date on which the right to exercise the warrants will commence and the date on which that right will expire (subject to any extension);

●	whether the warrants will be issued in registered form or bearer form;

●	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of the warrants issued with each underlying warrant security;

●	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the warrants; and

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Amendments and Supplements to Warrant Agreement

The warrant agreement for a series of warrants, if applicable, may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

The particular terms of each issue of rights, the rights agreement relating to the rights and the rights certificates representing rights will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the rights;

●	the date of determining the security holders entitled to the rights distribution;

●	the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

●	the exercise price;

●	the aggregate number of rights issued;

●	the date, if any, on and after which the rights will be separately transferable;

●	the date on which the right to exercise the rights will commence and the date on which the right will expire; and

●	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than securityholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, debt securities, and warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement, of which this prospectus is a part, the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, debt securities, and/or warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions of the governing unit agreement that differ from those described below; and

●	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described in the sections entitled “Description of Common Stock and Preferred Stock,” “Description of Debt Securities,” and “Description of Warrants,” will apply to each unit and to any common stock, preferred stock, debt security, or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

●	a limited-purpose trust company organized under the New York Banking Law;

●	a “banking organization” within the meaning of the New York Banking Law;

●	a member of the Federal Reserve System;

●	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

●	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

●	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

●	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

●	an Event of Default has occurred and is continuing with respect to such series of securities,

●	we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders of (a) up to 16,250,000 shares of Common Stock, issuable upon exercise of warrants to purchase Common Stock at an exercise price of $8.21 per share with respect to the public warrants and $11.50 per share of Common Stock with respect to the Financing Warrants and the Private Placement Warrants, (b) up to 573,660 shares of Common Stock that may be issued upon exercise of the Trinity Warrants, and (c) the offer and sale, from time to time, by the Selling Securityholders of up to an aggregate of 52,709,824 shares of Common Stock, which includes up to:

(i)	4,312,500 Founder Shares;

(ii)	7,143,687 Business Combination PIPE Shares;

(iii)	640,000 shares of Common Stock issued as partial consideration to various advisors of the Company and VTAQ for services rendered in connection with the Business Combination and the PIPE Investment (as defined herein), valued at $10.00 per share;

(iv)	20,995,097 shares of Common Stock issued or issuable to affiliates of the Company, at an exchange ratio as provided in the Merger Agreement, for shares or restricted stock units of Legacy Presto (as defined herein), resulting in an effective purchase price of $10.00 per share;

(v)	up to 7,433,040 shares of Common Stock (that may be issued from time to time upon achievement of certain stock price thresholds) to affiliates of the Company in connection with the earnout provisions set forth in the Merger Agreement (as defined herein) at an exchange ratio as provided in the Merger Agreement for shares of Legacy Presto, resulting in an effective purchase price of $10.00 per share;

(vi)	6,125,000 Private Placement Warrants each exercisable for one share of Common Stock at an exercise price of $11.50 per share, purchased by the Sponsors and their permitted transferees, at a price of $1.00 per warrant in a private placement simultaneously with the consummation of VTAQ’s IPO; and 1,500,000 Financing Warrants each exercisable for one share of Common Stock at an exercise price of $11.50 per share, issued to lenders party to the Credit Agreement (as defined herein);

(vii)	4,760,500 June 2023 PIPE Shares;

(viii)	1,500,000 October 2023 PIPE Shares; and

(ix)	5,925,000 shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock by Metropolitan and the Metropolitan Entities (all warrants listed below are referred to herein as the “penny warrants”), which consist of:

a.	400,000 shares of Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock, at an exercise price of $0.01 per share, subject to adjustment (the “May 2023 Resale Warrants”), held by the Selling Securityholders;

b.	500,000 shares of Common Stock issuable upon the exercise of warrants, with an exercise price of $0.01 per share (the “June 2023 Conversion Warrants”), that were issued pursuant to that certain second amendment to credit agreement, dated as of May 22, 2023, by and among us, E La Carte, LLC, Metropolitan, and the Metropolitan Entities;

c.	2,000,000 shares of Common Stock issuable upon the exercise of warrants, with an exercise price of $0.01 per share (the “Second Amendment Warrants”), that were issued pursuant to that certain second amended and restated fee letter, dated as of May 22, 2023, by and among us, E La Carte, LLC and Metropolitan;

d.	25,000 shares of Common Stock issuable upon the exercise of warrants, with an exercise price of $0.01 per share, that were issued pursuant to that certain third amendment to credit agreement, dated as of October 10, 2023, by and among us, E La Carte, LLC, Metropolitan and the Metropolitan Entities; and

e.	3,000,000 shares of Common Stock issuable upon the exercise of warrants, with an exercise price of $0.01 per share that were issued pursuant to that certain third amended and restated fee letter, dated as of October 10, 2023, by and among us, E La Carte, LLC and Metropolitan.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that all of the earnout shares have been issued in accordance with the terms of the Business Combination Agreement and the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The following table sets forth, to the Company’s knowledge after review of information reasonably obtainable, as of the date of this filing (or such other date as such information was provided to us by the applicable Selling Securityholders), the name and address of the Selling Securityholders, the number of shares of Common Stock beneficially owned, the number of shares of Common Stock that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

The beneficial ownership of shares of our Common Stock and Common Stock is based on 57,855,594 shares of our Common Stock as of September 30, 2023. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options, within 60 days of September 30, 2023. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of September 30, 2023 that vest within 60 days of September 30, 2023 are considered outstanding and beneficially owned by the person holding such warrants or options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to us, the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Beneficially Owned Before the Offering			Number of Shares of	Number of Private	Beneficially Owned After the Offering
Selling Securityholder	Shares of Common Stock(1)	% of Common Stock	Number of Private Placement Warrants	Common Stock Being Offered	Placement Warrants Being Offered	Number of Shares of Common Stock	% of Common Stock	Number of Private Placement Warrants
80Five LLC(3)	77,232	*	52,476	77,232	52,476	—	—	—
Acadia Woods Partners, LLC(4)	31,250	*	—	31,250	—	—	—	—
Adam Eskin(3)	44,866	*	26,238	44,866	26,238	—	—	—
Adam Feil(3)	6,250	*	—	6,250	—	—	—	—
Al Marjan Limited(30)	100,000	*	—	100,000	—	—	—	—
Alexander Nevinskiy(30)(32)	250,000	*	—	250,000	—	—	—	—
Aloha Partners, LLC(5)	12,500	*	—	12,500	—	—	—	—
Amir Ali Mithani(30)	50,000	*	—	50,000	—	—	—	—
Amy Doshi & Sarin Swami(30)	15,000	*	—	15,000	—	—	—	—
Arbat Capital Group Ltd.(29)(30)	201,100	*	—	100,000	—	101,100	*	—
Art Spigel(3)	77,232	*	52,476	77,232	—	—	—	—
Biren Gosalia(30)	10,500	*	—	10,500	—	—	—	—
Blind 1212, LLC(3)	447,274	*	288,616	447,274	288,616	—	—	—
Brock Strasbourger(3)(34)	390,905	*	269,850	390,905	269,850	—	—	—
Cabbaj Capital Ltd.(7)	50,000	*	—	50,000	—	—	—	—
Cartoris Limited(30)	252,687	*	—	85,000	—	167,687	*	—
CEOF Holdings LP(21)	1,021,457	1.8%	190,909	1,021,457	190,909	—	—	—
Chardan Capital Markets LLC(23)	350,000	*	—	350,000	—	—	—	—
Chardan International Investments, LLC(23)	2,983,171	5.2%	1,875,000	2,983,171	1,875,000	—	—	—
Chris Ahrens(3)(38)	61,116	*	26,238	61,116	26,238	—	—	—
Cindat USA LLC(17)	1,374,148	2.4%	918,387	1,374,148	918,387	—	—	—
Cleveland Avenue LLC(33)	10,000,000	17.3%	—	10,000,000	—	—	—	—
Cliff Moskowitz(3)	44,866	*	26,238	44,866	26,238	—	—	—
Connective Capital Emerging Energy QP, LP(30)	68,137	*	—	68,137	—	—	—	—
Connective Capital I QP, LP(30)	31,863	*	—	31,863	—	—	—	—
Cosme Fagundo(2)	10,000	*	—	10,000	—	—	—	—
Dan Bordessa(3)	77,232	*	52,476	77,232	52,476	—	—	—
David Allan DeHorn(3)	77,232	*	52,476	77,232	52,476	—	—	—
Dentons US LLP(13)	15,000	*	—	15,000	—	—	—	—
Dhari Albader(30)	247,500	*	—	100,000	—	147,500	*	—
Dipan Desai(30)	50,000	*	—	50,000	—	—	—	—
Ed Scheetz(3)(11)	1,321,389	2.3%	705,762	1,032,464	705,762	—	—	—
EJK Investments LLC(30)	50,000	*	—	50,000	—	—	—	—
Georgia Sgardeli(30)	15,000	*	—	15,000	—	—	—	—
Greg Flynn(18)	10,000	*	—	10,000	—	—	—	—
HighSage Ventures LLC(19)	100,000	*	—	100,000	—	—	—	—
I2BF Global Investments Ltd.(6)	5,682,225	9.8%	—	5,682,225	—	—	—	—
Jameson Weber(3)	77,232	*	52,476	77,232	52,476	—	—	—
Jasminder Singh(3)	115,848	*	78,714	115,848	78,714	—	—	—

	Beneficially Owned Before the Offering			Number of Shares of	Number of Private	Beneficially Owned After the Offering
Selling Securityholder	Shares of Common Stock(1)	% of Common Stock	Number of Private Placement Warrants	Common Stock Being Offered	Placement Warrants Being Offered	Number of Shares of Common Stock	% of Common Stock	Number of Private Placement Warrants
Jay Lidell(3)	6,250	*	—	6,250	—	—	—	—
Jeff Jones(20)	10,000	*	—	10,000	—	—	—	—
Jefferies LLC(24)	150,000	*	—	150,000	—	—	—	—
Julie Atkinson(3)(35)	37,946	*	10,495	37,946	10,495	—	—	—
Kali Invest LLC(30)	10,000	*	—	10,000	—	—	—	—
Kepos Alpha Master Fund L.P.(30)(31)	500,000	*	—	500,000	—	—	—	—
Kim Lopdrup(2)	10,000	*	—	10,000	—	—	—	—
Lago Innovation(25)	156,233	*	—	156,233	—	—	—	—
Matt Armstrong(3)	77,232	*	52,476	77,232	52,476	—	—	—
Matt MacDonald(3)(11)(36)	1,036,253	1.8%	512,024	747,328	512,024	—	—	—
Metropolitan Partners Group(22)	7,003,544	12.1%	—	7,003	—	—	—	—
Monil Gandhi Personal Revocable Trust(30)	12,500	*	—	12,500	—	—	—	—
Nadir Noorani(30)	75,000	*	—	75,000	—	—	—	—
Nexxus Capital Management Pte. Ltd.(30)	42,029	*	—	2,500	—	39,529	*	—
Paresh Doshi(30)	5,000	*	—	5,000	—	—	—	—
Paul Liberman(3)	38,616	*	26,238	38,616	26,238	—	—	—
Prasad Phatak(3)(37)	604,758	1.0%	415,154	604,758	415,154	—	—	—
Rajat Suri(2)(15)	8,623,814	14.9%	—	4,386,655	—	—	—	—
Richard Hoon Thye Woei(30)	28,926	*	—	20,000	—	8,926	*	—
Robert Martin(3)	77,232	*	52,476	77,232	52,476	—	—	—
Romulus Capital(9)	18,111,939	31.3%	—	18,111,939	—	—	—	—
Sasha Hoffman(30)	30,000	*	—	30,000	—	—	—	—
Schechter Private Capital I, LLC – Series V(30)	1,932,773	3.3%	—	500,000	—	1,432,773	2.5%	—
Shamsuddin Charania(30)	262,069	*	—	87,500	—	174,569	*	—
Sheel Tyle(30)	500,000	*	—	500,000	—	—	—	—
Shehzaan Chunara(30)	87,500	*	—	87,500	—	—	—	—
Silver Rock Capital Partners(10)	500,000	*	500,000	500,000	500,000	—	—	—
Tan Chin Nam(30)	13,926	*	—	5,000	—	8,926	*	—
The Rebecca P. Samberg 2018 revocable Trust(30)	409,640	*	—	125,000	—	284,640	*	—
Thomas P Botts(3)	115,848	*	78,714	115,848	78,714	—	—	—
Trinity Capital Fund II, L.P., LLC(39)	573,660	1.0%	—	288,925	—	—	—	—
Ventoux Acquisition Holdings LLC(3)(16)	288,925	*	—	288,925	—	—	—	—
White & Case LLP(12)	110,000	*	—	110,000	—	—	—	—
William (Bill) Healey(2)(26)	307,318	*	—	307,318	—	—	—	—
William Souillard-Mandar(30)	375,000	*	—	375,000	—	—	—	—
Wilton Trustees (IOM) Limited ATO Dalmia Trust(15)	50,000	*	—	50,000	—	—	—	—
Woolery & Co PLLC(14)	15,000	*	—	15,000	—	—	—	—

*	Indicates beneficial ownership of less than 1%.

(1)	Includes such number of shares of Presto Common Stock underlying the Private Placement Warrants, Financing Warrants, Trinity Warrants and penny warrants registered hereby as such warrants are currently exercisable.

(2)	Unless otherwise noted, the business address of these securityholders is c/o Presto Automation Inc., 985 Industrial Road, San Carlos, CA 94070.

(3)	The business address of each of these securityholders is c/o Ventoux Acquisition Holdings LLC, 1 East Putnam Avenue, Floor 4, Greenwich, CT 06830.

(4)	The business address of Acadia Woods Partners, LLC is c/o Hawkes Financial LLC, 77 Bedford Road, Katonah, NY 10536.

(5)	The business address of Aloha Partners, LLC is c/o Hawkes Financial LLC 77 Bedford Road, Omaha, NE 68127.

(6)	Consists of Presto Common Stock held of record by I2BF Global Investments LTD (“I2BF”) and 1,252,717 Earnout Shares that may be issued to I2BF from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement. Ilya Golubovich is a director of the Company and is the sole director of I2BF and possesses both voting and dispositive power over the shares. The business address of I2BF is C/O HSM Corporate Services Ltd. 68 Fort Street, PO Box 31726, Grand Cayman KY 1-1297, Cayman Islands.

(7)	The business address of Cabbaj Capital Ltd. is Georgiou Katsounotou, 6, 3026, Limassol, Cyprus.

(8)	Consists of 7,000,000 shares of Presto Common Stock held of record by Presto CA LLC (“Presto CA”). Cleveland Avenue Food and Beverage Fund II, LP (“CAFB Fund II”) is the sole member of Presto CA. Cleveland Avenue GP II, LLC (“Cleveland Avenue GP II”) is the general partner of CAFB Fund II. Cleveland Avenue, LLC (“CA LLC”) is the sole member of Cleveland Avenue GP II. Keith Kravcik, a director and significant stockholder of the Company, is the Chief Financial Officer and Chief Investment Officer for all of CA LLC’s various investment funds. Donald Thompson is the sole manager of CA LLC. Consequently, Mr. Thompson may be deemed to have sole voting and dispositive power over the shares held directly by Presto CA. Mr. Thompson disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The principal business address of Presto CA is c/o Cleveland Avenue, 222 N. Canal St., Chicago, IL 60606.

(9)	Consists of (i) 279,680 shares of Presto Common Stock held of record by KKG Enterprises LLC, for which Krishna K. Gupta, the chairman of our Board of Directors, is the managing member; (ii) 239,399 shares of Presto Common Stock held of record by Romulus Capital I, L.P. (“Romulus I”), for which Mr. Gupta is one of two members of Palatine Hill Ventures GP LLC, the general partner of Romulus I, through which Mr. Gupta exercises joint voting and dispositive control of the Presto Common Stock held by Romulus I; (iii) 3,608,384 shares of Presto Common Stock held of record by Romulus Capital II, L.P. (“Romulus II”), for which Mr. Gupta is one of two managing members of Romulus Capital II GP, LLC (the “Romulus GP”), the general partner of Romulus II, through which Mr. Gupta exercises joint voting and dispositive control of the Presto Common Stock held by Romulus II; (iv) 8,225,642 shares of Presto Common Stock held of record by Romulus Capital III, L.P. (“Romulus III”), for which Mr. Gupta is one of two managing members of Romulus GP, which is the general partner of Romulus III, through which Mr. Gupta exercises joint voting and dispositive control of the Presto Common Stock held by Romulus III; (v) 159,209 shares of Presto Common Stock held of record by Romulus ELC B3 Special Opportunity, L.P. (“Romulus Special Opportunity”), for which Mr. Gupta is one of two managing members of Romulus GP, which is the general partner of Romulus Special Opportunity, through which Mr. Gupta exercises joint voting and dispositive control of the Presto Common Stock held by Romulus Special Opportunity; (vi) 638,076 shares of Presto Common Stock held of record by Zaffran Special Opportunities LLC, for which Mr. Gupta is the sole general partner; (vii) 1,200,000 shares of Common Stock underlying outstanding restricted stock units that Legacy Presto granted to Mr. Gupta for services rendered prior to and in connection with the Business Combination, which were subsequently transferred from Mr. Gupta to KKG Enterprises LLC pursuant to that certain Restricted Stock Unit Transfer Agreement, by and among the Company, Mr. Gupta, and KKG Enterprises LLC, dated as of September 29, 2022 and (viii) 3,761,549 Earnout Shares that may be issued to such entities from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement.

(10)	Consists of 500,000 Private Placement Warrants held of record by Lake Vineyard Fund LP and Silver Rock Empire Fund LP — Series 2022, for which Silver Rock Capital Partners LP acts as investment advisor and possesses voting and dispositive power over such Private Placement Warrants. Vinay Kumar is the Managing Partner of Silver Rock Capital Partners LP.

(11)	Includes shares owned by Ventoux Acquisition Holdings LLC, for which Edward Scheetz and Matt MacDonald are the managing members and have voting and/or dispositive powers with respect to such shares. Edward Sheetz currently serves as a director of the Company.

(12)	The business address of White & Case LLP is 1221 Avenue of the Americas New York, NY 10020. White & Case LLP served as counsel to Legacy Presto in connection with the Business Combination.

(13)	The business address of Dentons US LLP is 233 South Wacker Drive, Suite 5900, Chicago, IL 60606. Dentons US LLP served as co-counsel to VTAQ in connection with the Business Combination.

(14)	The business address of Woolery & Co. PLLC is 1 Pier 76, 408 12th Ave New York, NY 10018. Woolery & Co. PLLC served as co-counsel to VTAQ in connection with the Business Combination.

(15)	Beneficial ownership consists of (i) 2,234,703 shares of Presto Common Stock currently owned by Rajat Suri, our former Chief Executive Officer and former member of the Presto Board, (ii) 4,237,159 shares of Presto Common Stock underlying stock options that are currently exercisable or exercisable within 60 days and (iii) up to 2,151,952 Earnout Shares that may be issued to Mr. Suri from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement. The 2,234,703 shares of Presto Common Stock and 2,151,952 Earnout Shares are being offered by this prospectus.

(16)	Includes 288,925 shares of Presto Common Stock that are subject to vesting based upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement. VTAQ was the corporate predecessor of the Company.

(17)	The business address of Cindat USA LLC is Beijing Yintai Center, Tower C, Suite 5101, 2 Jianwai Avenue, Beijing 100022, PRC.

(18)	The business address of Greg Flynn is 225 Bush Street, Suite 1800, San Francisco, CA 94104.

(19)	The business address of HighSage Ventures, LLC is 200 Clarendon Street, 59th Floor, Boston, MA, 02116.

(20)	The business address of Jeff Jones is 1180 NW Maple St Ste 105, Issaquah, WA 98027.

(21)	Corbin Capital Partners, L.P., is the investment manager of CEOF Holdings LP (“CEOF”). Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P. and directs the voting and investment decisions with respect to the shares held by CEOF. The business address of CEOF is 590 Madison Avenue, 31st Floor, New York, New York 10022. Mr. Bergstrom disclaims beneficial ownership of shares held by CEOF. CEOF is a lender under the Credit Agreement.

(22)	MPF VII GP, LLC, an affiliate of Metropolitan Partners Group, is the general partner of Metropolitan Levered Partners Fund VII, LP, Metropolitan Offshore Partners Fund VII, LP, and Metropolitan Partners Fund VII, LP. Paul Lisiak, Alice Wang, Miles Peet and Dougal Gold are the Managing Partner and Chief Executive Officer, Chief Operating Officer, Deputy Chief Operating Officer and Chief Accounting Officer, respectively, of MPF VII GP, LLC and direct the voting and investment decisions with respect to the shares held by such entities. The business address of such entities is 850, Third Avenue, 18th Floor, New York, New York 10022. Metropolitan Levered Partners Fund VII, LP, Metropolitan Partners Fund VII, LP, Metropolitan Offshore Partners Fund VII, LP are lenders under the Credit Agreement.

(23)	Consists of (i) 1,108,171 shares of Presto Common Stock and 1,875,000 Private Placement Warrants held by Chardan International Investments, LLC and (ii) 350,000 shares of Presto Common Stock held by Chardan Capital Markets, LLC. 155,575 of the shares of Presto Common Stock held by Chardan International Investments, LLC are subject to vesting based upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement. The business address for such entities is c/o Chardan Capital Markets LLC, 17 State Street, 21st Floor, New York, NY 10004. Chardan Capital Markets, LLC served as an advisor to Legacy Presto in connection with the Business Combination

(24)	The business address of Jefferies LLC is 520 Madison Avenue, 10th Floor, New York, NY 10022. Jefferies LLC served as financial advisor to Legacy Presto in connection with the Business Combination.

(25)	Consists of 93,739, 31,247 and 31,247 shares of Presto Common Stock held by Lago Acceleration I, LLC, Lago Innovation Fund I, LLC and Lago Innovation Fund II, LLC, respectively. Tim Gottfried and Heather La Freniere are the managing members of each of these entities and have voting and/or dispositive powers with respect to such shares. The business address of such holders is 211 West Wacker Drive 1500A, Chicago, IL 60606.

(26)	Includes 266,822 Earnout Shares that may be issued from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement.

(27)	The business address of Wilton Trustees (IOM) Limited ATO Dalmia Trust is Grosvenor House 66-67 Athol Street, Isle of Man IM1 IJE.

(28)	The business address of Cosme Fagundo is 711 Calle Artis San Jose, CA 95131.

(29)	Shares of Common Stock to be sold pursuant to this prospectus represent 100,000 June 2023 PIPE Shares. Other shares of Common Stock beneficially owned prior to this offering consists of 101,100 shares of Common Stock. Mr. Golubovich is a director of Arbat and disclaims beneficial ownership of the Common Stock held by Arbat except to the extent of his pecuniary interest therein. The business address of Arbat is 5 Themistokli Dervi St., 1066 Nicosia, Cyprus. Mr. Golubovich is a director of Arbat and disclaims beneficial ownership of the common stock held by Arbat except to the extent of his pecuniary interest therein. The business address of Arbat is Room 207 Mortlake Business Centre, 20 Mortlake High Street, London, SW14 8JN, UK.

(30)	Unless otherwise noted, the shares of Common Stock to be sold pursuant to this prospectus represent June 2023 PIPE Shares held by the securityholders.

(31)	Shares of Common Stock to be sold pursuant to this prospectus represent 500,000 June 2023 PIPE Shares held of record by Kepos Capital LP. Kepos Capital LP is the investment manager of Kepos Alpha Master Fund L.P. and Kepos Partners LLC is the General Partner of Kepos Alpha Master Fund L.P. and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Kepos Alpha Master Fund L.P. Mr. Carhart disclaims beneficial ownership of the shares held by Kepos Alpha Master Fund L.P. The business address of Kepos Capital LP and Mr. Carhart is 11 Times Square, 35th Floor, New York, NY 10036.

(32)	Shares of Common Stock to be sold pursuant to this prospectus represent 250,000 June 2023 PIPE Shares. As of April 2022, Mr. Nevinskiy was a partner of I2BF. I2BF, together with its affiliates, holds more than 5% beneficial ownership of the Company and Mr. Golubovich, the sole director of I2BF, currently serves as a director of the Company.

(33)	Shares of Common Stock to be sold pursuant to this prospectus represent 1,500,000 June 2023 PIPE Shares held of record by Presto CA LLC (“Presto CA”). Cleveland Avenue Food and Beverage Fund II, LP (“CAFB Fund II”) is the sole member of Presto CA. Cleveland Avenue GP II, LLC (“Cleveland Avenue GP II”) is the general partner of CAFB Fund II. Cleveland Avenue, LLC (“CA LLC”) is the sole member of Cleveland Avenue GP II. Keith Kravcik, a director and significant stockholder of the Company, is the Chief Financial Officer and Chief Investment Officer for all of Cleveland Avenue LLC’s various investment funds. Donald Thompson is the sole manager of CA LLC. Consequently, Mr. Thompson may be deemed to have sole voting and dispositive power over the shares held directly by Presto CA. Mr. Thompson disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The principal business address of Presto CA is c/o Cleveland Avenue, 222 N. Canal St., Chicago, IL 60606.

(34)	Prior to the Business Combination, Brock Strasbourger was the Chief Operating Officer of the Company’s corporate predecessor, VTAQ.

(35)	Prior to the Business Combination, Julie Atkinson was a director of the Company’s corporate predecessor, VTAQ.

(36)	Prior to the Business Combination, Matt MacDonald was the Chief Financial Officer, Secretary, and a director of the Company’s corporate predecessor, VTAQ.

(37)	Prior to the Business Combination, Prasad Phatak was the Chief Investment Officer of the Company’s corporate predecessor, VTAQ.

(38)	Prior to the Business Combination, Chris Ahrens was a director of the Company’s corporate predecessor, VTAQ.

(39)	The business address of Trinity Capital Fund II, L.P., LLC is 2121 West Chandler Boulevard, Suite 103, Chandler, Arizona 85224.

PLAN OF DISTRIBUTION

This prospectus relates to from time to time (i) the offer and sale by us of up to $75,000,000 in the aggregate of the Company’s Common Stock, preferred stock, debt securities, new warrants, rights or units, (ii) the offer and sale by us of up to 16,823,660 shares of Common Stock upon exercise of the Trinity Warrants, Public Warrants, Financing Warrants, and the Private Placement Warrants and (iii) the resale by certain of the Selling Securityholders named in this prospectus of (a) an aggregate of 52,709,824 shares of Common Stock and (b) 7,625,000 Private Placement Warrants and Financing Warrants.

We are registering the securities covered by this prospectus on both our behalf and that of the Selling Securityholders. All costs, expenses and fees connected with the registration of such securities will be borne by us. Any brokerage commissions and similar expenses connected with selling such securities will be borne by both us and the Selling Securityholders, respectively, according to the allocation of securities sold.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders.

Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by us or the Selling Securityholders covered by this prospectus may be offered and sold from time to time by us or the Selling Securityholders, as applicable. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. We and the Selling Securityholders and any of their permitted transferees may sell securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, we and the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of the applicable exchange;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	“at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	sales directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

To the extent required, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

We, or in connection with the sale of the shares of Common Stock registered hereby, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities or the PIPE Shares in the course of hedging the positions they assume. We or the Selling Securityholders may also sell the securities or PIPE Shares short and deliver these securities to close out their short positions, or loan or pledge the securities or PIPE Shares to broker-dealers that in turn may sell these shares. We or the Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

In offering the securities covered by this prospectus, us, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus supplement, the validity of the securities to be offered by this prospectus will be passed upon for us by White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020 and for any agents, underwriters, dealers, remarketing firms or other third parties by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Presto Automation Inc.’s Annual Report on Form 10-K for the year ended June 30, 2023 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty and the adoption of a new accounting standard) given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed registration statements on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at https://investor.presto.com/. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below (excluding any portions of such documents that have been “furnished to” but not “filed with” the SEC for purposes of the Exchange Act):

●	our Annual Report on Form 10-K for the year ended June 30, 2023, filed with the SEC on October 11, 2023, as amended by amendment no. 1 to our Annual Report for the year ended June 30, 2023 on Form 10-K/A, filed with the SEC on October 12, 2023;

●	our Current Reports on Form 8-K, filed with the SEC on August 2, 2023, August 31, 2023, October 11, 2023, and October 20, 2023; and

●	the description of our capital stock contained in our registration statement on Form 8-A (File No. 001-39830) filed on December 23, 2020, and any amendments or reports filed for the purposes of updating this description (including Exhibit 4.1 to the Annual Report on Form 10-K for the year ended June 30, 2023).

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information “furnished to,” rather than “filed with,” the SEC under the Exchange Act, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Presto Automation Inc.
985 Industrial Road
San Carlos, CA 94070
Telephone: (650) 817-9012
Attention: Xavier Casanova

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares

Presto Automation Inc.

Common Stock

Prospectus Supplement

Northland Capital Markets	Chardan	The Benchmark Company

     , 2023